EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-4 of NB&T Financial Group, Inc. (the “Registration Statement”), of our report dated March 16, 2009, relating to our audit of the consolidated balance sheets of Community National Corporation and its subsidiary as of December 31, 2008, and the related consolidated statements of income, shareholders’ equity, and cash flows for the year ended December 31, 2008, included in the Registration Statement and to the reference to us under the caption “Experts” in the prospectus/proxy statement which is part of the Registration Statement.

/s/ Plante & Moran PLLC

November 11, 2009